Exhibit 99.1

IDEXX Laboratories Announces Third Quarter Results

WESTBROOK, Maine, Oct. 31, 2017 /PRNewswire/ --

  Reports revenue growth of 10% on a reported basis and 9% on an organic basis, driven by CAG Diagnostics recurring revenue growth of 12% reported and 11% organic. Quarterly revenue growth was reduced by approximately 2% by the combined impact of fewer equivalent days, international distributor inventory changes and natural disaster impacts

  Delivers EPS of $0.79, a 27% increase year over year on both a reported and constant currency basis, including a $0.04 per share benefit from accounting guidance related to share-based compensation and a $0.03 discrete tax benefit

  Refines 2017 reported revenue guidance with a consistent midpoint relative to prior outlook and updates 2017 revenue growth guidance to 10% - 10.5% on a reported basis and 9.5% - 10% on an organic basis

  Increases EPS outlook range to $3.22 - $3.26, $0.07 above the midpoint of prior guidance, reflecting $0.05 in discrete tax benefits and expectations for higher 2017 operating margin improvement

  Provides preliminary 2018 financial guidance for revenue growth of 9.5% - 11.5% on a reported basis, 9% - 11% on an organic basis, and EPS of $3.50 - $3.62

IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in veterinary diagnostics, veterinary practice software and water microbiology testing, reports revenues for the third quarter of 2017 of $492 million, an increase of 10% compared to the prior year period on a reported basis and 9% on an organic basis. Third quarter results were driven by 11% global organic growth in Companion Animal Group ("CAG") Diagnostics recurring revenue, despite more than 2% in estimated growth headwind from the combined impact of fewer equivalent days, international distributor inventory changes and natural disaster impacts.

Strong CAG Diagnostics recurring revenue growth reflects robust gains across modalities, including continued double-digit organic growth in global reference laboratory and IDEXX VetLab® consumables revenues. Third quarter revenue results were also supported by double-digit gains in both veterinary software, services and diagnostic imaging systems and the Water business. Overall organic revenue growth in the quarter was constrained by lower revenues in the Company's Livestock, Poultry and Dairy ("LPD") business related to end market demand dynamics, and growth in certain instrument placement programs that result in deferred instrument revenue recognition.

The Company is refining its full-year 2017 revenue guidance to a tighter range with the same midpoint as previous guidance, reflecting expectations for 12.5% - 13% organic growth in CAG Diagnostics recurring revenues. The Company is updating its full-year 2017 overall organic revenue growth outlook to 9.5% – 10%, incorporating projections for full-year natural disaster impacts, continued moderate near-term revenue declines in its LPD business and refinements to expectations for instrument revenues, based on higher expectations for deferred instrument revenues this year under current accounting standards. These impacts are offset by favorable foreign exchange rate changes.

The Company is increasing 2017 guidance for earnings per diluted share ("EPS") to $3.22 - $3.26, supported by updated expectations for 130 to 150 basis points in full-year constant currency operating margin improvement and $0.05 per share in projected discrete tax benefits. The Company is also providing preliminary 2018 guidance for organic revenue growth of 9% – 11%, driven by continued strong growth in CAG Diagnostics recurring revenues, and reported EPS of $3.50 - $3.62, supported by 75 to 125 basis points of reported and constant currency operating margin expansion. This 2018 EPS guidance reflects projected year over year EPS growth of 8% - 12%, or 15% - 19% on a comparable constant currency growth basis, which excludes the impact of the Company's adoption of share-based compensation accounting change (ASU 2016-09) and a discrete 2017 tax benefit related to a foreign tax credit.

"We are pleased with the continued strong momentum in our CAG Diagnostics recurring revenue growth around the world, as we partner with the veterinary profession to increase the standard of care. Our premium instrument placements were strong as well, including a 14% year over year increase in Catalyst® placements in the third quarter driven by a 19% increase in placements at competitive and new accounts, reflecting the demand for best-in-class technology and diagnostic insight," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer.

"We are on track toward delivery of strong EPS gains this year of 32% - 34% on a reported basis, or 18% - 20% on a comparable constant currency basis, supported by continued strong growth in CAG Diagnostics recurring revenue. This momentum, supported by a 20% year over year expansion of our premium instrument base, positions us to deliver continued strong financial performance in 2018, consistent with our long-term goals.

"We're looking forward to the launch of what we believe will be the next two significant IDEXX innovations, IDEXX SDMA® on a slide for use on our Catalyst in-house chemistry platform - expected to launch in the next few months - and SNAP Fecal Dx™ - expected to launch in mid-year 2018. These additions to in-house testing will complement our reference laboratory offering, further building awareness of these important and unique technologies, while advancing veterinary care and diagnostic utilization."

Third Quarter Performance Highlights

Third quarter revenue increased 10% to $492 million, supported by a 1% year over year benefit attributable to foreign exchange impact. EPS for the quarter was $0.79, an increase of 27% compared to third quarter 2016, on a reported and constant currency basis. These results include a $0.04 EPS benefit in the quarter from the adoption of the accounting guidance related to share-based compensation (ASU 2016-09) and a $0.03 EPS benefit from discrete tax benefits related to foreign tax credits.

Companion Animal Group

The Companion Animal Group generated 11% reported and 10% organic revenue growth for the quarter. CAG Diagnostics recurring revenue growth remained strong at 12% reported and 11% organic, despite an estimated aggregate headwind of more than 2% from fewer equivalent days in the quarter, distributor inventory changes in international markets and natural disaster impacts. Veterinary software services and diagnostic imaging systems revenues grew 11% on a reported basis and 10% on an organic basis.

  IDEXX VetLab consumables generated reported revenue growth of 14% and organic revenue growth of 13% in the quarter, despite an estimated 3% aggregate headwind related to fewer equivalent days, international distributor inventory changes and natural disaster impacts. Quarterly growth was supported by continued expansion of our premium instrument base in U.S. and international markets, as well as ongoing increases in testing utilization and moderate price gains. IDEXX VetLab premium diagnostic instrument placements grew 6% to 2,738, including 1,385 Catalysts, 848 premium hematology instruments and 505 IDEXX SediVue Dx® analyzers. Prior-year instrument placement results included fulfillment of approximately 160 SediVue Dx backlog orders following the Company's second quarter launch. Excluding this fulfillment, premium instrument placements grew approximately 13%, compared to third quarter 2016.

  Reference laboratory diagnostic and consulting services revenue grew 14% on a reported basis and 13% on an organic basis, despite an estimated 1% aggregate headwind related to fewer equivalent days and natural disaster impacts. Reference laboratory revenue growth reflected continued strong gains globally, with higher gains in the U.S. supported by double-digit growth in organic revenue per customer, net customer additions and moderate pricing gains.

  Rapid assay products had reported revenue growth of 5% and organic revenue growth of 4%, despite an estimated 4% aggregate headwind related to fewer equivalent days, international distributor inventory changes and natural disaster impacts. Rapid assay revenue growth was supported by continued growth in SNAP 4Dx® Plus Test revenues, driven by the market's appreciation for the clinical superiority of IDEXX's differentiated rapid assay portfolio.

Water

Reported revenue growth was 11% and organic revenue growth was 10% in the quarter, supported by continued solid volume growth in our core Colilert® products, solid net price realization and benefits from our go-direct initiatives.

Livestock, Poultry and Dairy ("LPD")

LPD revenue declined 5% on a reported basis and 7% on an organic basis for the quarter, due to lower milk prices around the world that have reduced producer demand for antibiotic residue testing, pregnancy testing and herd health screening for dairy cattle.

Gross Profit and Operating Profit

Gross profits increased 11%, and gross margin increased to 55.7% from 55.0% in the prior year period. The increase in gross margin was driven by strong CAG Diagnostics recurring revenue gains, supported by moderate net price realization and productivity improvements, aided by volume leverage. Constant currency gross margin was 55.9% for the quarter, 90 basis points higher than third quarter 2016.

Operating margin was 20.4% in the quarter, compared to 19.7% in the prior year period. On a constant currency basis, operating margin improved 80 basis points, compared to the prior year period, driven by gross margin gains, partially offset by accelerated growth in our sales and marketing investment, including our U.S. commercial expansion.

2017 and 2018 Financial Outlook

The following guidance for 2017 and 2018 reflects the assumptions that the value of the U.S. dollar relative to other currencies will remain at the following rates for the balance of 2017 and the full year of 2018: the euro at $1.16, the British pound at $1.30, the Canadian dollar at $0.78, the Australian dollar at $0.77, the Japanese yen at ¥114, the Chinese renminbi at RMB 6.71 and Brazilian real at R$3.20 to the U.S. dollar.

Outlook for 2017

We are refining our 2017 revenue outlook to $1,950 million - $1,960 million, narrowing our earlier guidance range. The refined revenue outlook reflects favorable adjustments to foreign exchange rate assumptions and incorporation of expectations for full-year unfavorable natural disaster impacts of $2 million, continued moderate near-term declines in LPD revenues and updated projections for instrument revenues, including estimates for placement program mix which will result in relatively higher levels of deferred instrument revenue in 2017 than projected in earlier guidance. These factors are incorporated in the updated full-year organic growth estimate of 9.5% – 10%. We are raising our 2017 EPS outlook to $3.22 - $3.26 per share, reflecting an incremental increase of $0.07 per share at the midpoint of our earlier guidance range from $0.05 in projected discrete tax benefits and $0.02 in operational improvement supported by expectations for relatively higher margin improvement. We are now projecting 2017 benefits from share-based compensation accounting changes of approximately $0.30 per share, or $0.02 per share below the midpoint of earlier estimates. These impacts are offset by $0.02 of improvement in our outlook for foreign exchange impacts at updated rate assumptions. The updated outlook represents EPS growth of 32% - 34% on both a reported and a constant currency basis, and 18% – 20% on a comparable constant currency growth basis.

The estimated $0.30 per share of EPS benefit in 2017 from adoption of accounting guidance related to share-based compensation, reflects an estimated $27 million reduction in our tax provision. These impacts may vary significantly by quarter based on the timing of actual settlement activity, and we estimate that $0.12 - $0.15 of the projected full-year 2017 benefit reflects higher than normal stock option exercising in 2017, a level of activity that is not expected to continue in future periods. For 2018 and future years, we estimate the annual benefit from share-based compensation will be approximately $13 million - $16 million assuming the current share price and no change in U.S. tax policy. Combined with the $0.05 in expected benefits related to discrete tax items recognized in 2017, we estimate that $0.17 - $0.20 of 2017 EPS benefit will not flow through to future years.

At assumed foreign exchange rates, we estimate that the effect of the stronger U.S. dollar will positively impact 2017 revenue by approximately 0.5%. We estimate that these foreign exchange rate changes will reduce reported 2017 EPS by $0.01, including the net impact from the lapping of approximately $4 million in 2016 hedge gains compared to projected hedge gains of approximately $1 million in 2017.

The Company provides the following updated guidance for 2017:

Amounts in millions except per share data and percentages

	Guidance Range	Growth Definition	Y/Y Growth

Revenue	$1,950 - $1,960	Reported	10.0% - 10.5%
		Organic Revenue Growth	9.5% - 10.0%

EPS	$3.22 - $3.26	Reported	32% - 34%
		Constant Currency	32% - 34%
		Comparable Constant Currency	18% - 20%

Operating Cash Flow	~130% of net income

Free Cash Flow	~95% of net income

Capital Expenditures	~$90 million

We expect an effective tax rate of approximately 23.5%, incorporating expectations for a benefit from share-based compensation accounting of approximately 700 basis points and discrete benefit from foreign tax credits of approximately 100 basis points. We are projecting a reduction in weighted average shares outstanding of approximately 1.5%, net of a 0.5% accounting impact, and interest expense, net of interest income, of approximately $32 million - $33 million reflecting current and projected borrowings.

Outlook for 2018

The Company provides the following preliminary guidance for 2018:

Amounts in millions except per share data and percentage

	Guidance Range	Growth Definition	Y/Y Growth

Revenue	$2,140 - $2,180	Reported	9.5% - 11.5%
		Organic Revenue Growth	9% - 11%

EPS	$3.50 - $3.62	Reported	8% - 12%
		Constant Currency	7% - 11%
		Comparable Constant Currency	15% - 19%

Our EPS outlook includes approximately $0.15 - $0.18 per share of projected benefit from the implementation of ASU 2016-09, related to accounting for the tax benefit of employee share-based compensation. Our preliminary outlook for our effective tax rate is 28.5% - 29% and for a reduction in weighted average shares outstanding from continued stock repurchases of approximately 1.0%. We are projecting interest expense, net of interest income, of $35 million - $36 million, reflecting current and projected borrowings and relatively higher floating interest rate costs. At the foreign exchange rates assumed in this earnings release, we estimate that foreign exchange impacts will increase 2018 reported revenue growth by approximately 0.5%, and EPS by approximately $0.02 per share.

The preliminary outlook represents EPS growth of 8% - 12% on a reported basis and 7% - 11% on a constant currency basis. Excluding the accounting change benefit and foreign currency impacts, our 2018 outlook reflects expectations for 15% - 19% comparable constant currency EPS growth, supported by an increase of 75 to 125 basis points in operating margins on a reported and constant currency basis.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its third quarter results and management's outlook. To participate in the conference call, dial 1-800-230-1092 or 1-612-288-0340 and reference confirmation code 431383. Replay of the conference call will be available through Tuesday, November 7, 2017 by dialing 1-800-475-6701 or 1-320-365-3844 and referencing replay code 431383. Individuals can access a live webcast of the conference call through a link on the IDEXX website, www.idexx.com/investors. An archived edition of the webcast will be available after 1:00 p.m. (Eastern) on that day via the same link and will remain available for one year.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a member of the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 7,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Note Regarding Forward-Looking Statements

This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "2017 and 2018 Financial Outlook," "Outlook for 2017," "Outlook for 2018" and elsewhere and can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "projected", "should," and similar words and expressions. Our forward-looking statements include statements relating to our product launches; revenue growth and EPS outlooks; operating and free cash flow forecast; projected natural disaster-related impacts; projected impact of foreign currency exchange rates and instrument placement program mix; and projected operating margins and expenses, capital expenditures, gains from foreign currency hedging transactions, tax and EPS benefits from share-based compensation arrangements, discrete tax benefits related to foreign tax credits, effective tax rates, weighted average shares outstanding and interest expense. These statements are based on management's expectation of future events as of the date of this earnings release. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A description of the risks and uncertainties that could cause results to differ materially from those described in the forward-looking statements can be found in the Company's 2016 Annual Report on Form 10-K and the Company's other filings with the U.S. Securities and Exchange Commission available at www.sec.gov.

Statement Regarding Non-GAAP Financial Measures

The following provides information regarding certain measures used in this earnings release and/or the accompanying earnings conference call that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and liquidity and are useful for period-over-period comparisons of the performance of the Company's business and its liquidity and to the performance and liquidity of our peers. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

The following section defines terms and conventions used in this earnings release and/or the accompanying earnings conference call, including non-GAAP financial measures, and includes applicable information regarding reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, as appropriate:

Accounting Standards Update 2016-09 (ASU 2016-09): Effective January 1, 2017, we adopted the FASB issued amendments which simplify several aspects of the accounting for share-based payment transactions, including income tax consequences, recognition of share compensation award forfeitures, classification of awards as either equity or liabilities, the calculation of diluted shares outstanding and classification on the statement of cash flows.

Constant currency - Constant currency references are non-GAAP financial measures which exclude the impact of changes in foreign currency exchange rates and are consistent with how management evaluates our performance and comparisons with prior and future periods. We estimated the net impacts of currency on our revenue, gross profit, operating profit, and EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. These estimated currency changes increased third quarter 2017 revenue growth by 1%, reduced gross profit growth by 1%, reduced gross profit margin growth by 20 basis points, reduced operating profit margin growth by 10 basis points, and had an immaterial impact on EPS growth; are expected to increase projected full-year 2017 revenue growth by approximately 0.5%, reduce projected operating profit margin growth by 10 basis points, and reduce projected 2017 EPS growth by approximately 0.5%; are expected to increase projected full-year 2018 revenue growth by approximately 0.5% and projected 2018 EPS growth by approximately 1%. Constant currency revenue growth represents the percentage change in revenue during the applicable period, as compared to the prior year period, excluding the impact of changes in foreign currency exchange rates. See the supplementary analysis of results below for revenue percentage change from currency for the three and nine months ended September 30, 2017.

Growth and organic growth - All references to growth and organic growth refer to growth compared to the equivalent prior year period unless specifically noted. Organic revenue growth is a non-GAAP financial measure that excludes the impact of changes in foreign currency exchange rates and revenue from business acquisitions. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three and nine months ended September 30, 2017. See the constant currency note above for the impacts of estimated currency changes to the projected 2017 and 2018 organic revenue growth for the Company. The percentage change in revenue resulting from acquisitions represents incremental revenues attributable to acquisitions that have occurred since the beginning of the prior year period. For the calculation of projected 2017 and 2018 organic revenue growth, the impacts of revenue from acquisitions is immaterial.

Comparable constant currency EPS growth – Comparable constant currency EPS growth is a non-GAAP financial measure that excludes the impact of the Company's adoption of share-based compensation accounting change (ASU 2016-09) for the periods after its adoption on January 1, 2017, as well as a discrete tax benefit described below. The adoption of ASU 2016-09 increased third quarter 2017 EPS growth by 6%, is expected to increase projected full-year 2017 EPS growth by 12%, and is expected to decrease projected full-year 2018 EPS growth by 6%. A discrete tax benefit related to the expected utilization of foreign tax credits increased third quarter 2017 EPS growth by 5%, is expected to increase projected full-year 2017 EPS growth by 2%, and is expected to decrease projected full-year 2018 EPS growth by 2%. These impacts and those described in the constant currency note above reconcile reported EPS growth to comparable constant currency EPS growth for the Company.

Free cash flow - Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, including tax benefits attributable to share-based compensation, reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the nine months ended September 30, 2017 and 2016. Since adoption of ASU 2016-09 in 2017, the tax benefit from share-based compensation is included in cash generated from operations and will no longer be an adjustment in our free cash flow calculation. To estimate projected 2017 free cash flow, we have deducted projected purchases of property and equipment (also referred to as capital expenditures) of $90 million.

IDEXX Laboratories, Inc. and Subsidiaries Condensed Consolidated Statement of Operations Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2017	2016	2017	2016
Revenue:	Revenue	$491,976	$448,308	$1,462,937	$1,332,427

Expenses and Income:	Cost of revenue	217,974	201,578	638,029	597,617
	Gross profit	274,002	246,730	824,908	734,810
	Sales and marketing	88,818	79,972	263,755	236,453
	General and administrative	57,186	52,627	165,560	156,239
	Research and development	27,585	25,672	80,373	75,704

	Income from operations	100,413	88,459	315,220	266,414
	Interest expense, net	(8,364)	(6,935)	(23,849)	(21,695)
	Income before provision for income taxes	92,049	81,524	291,371	244,719
	Provision for income taxes	21,535	25,072	66,392	75,036
Net Income:	Net income	70,514	56,452	224,979	169,683
	Less: Noncontrolling interest in subsidiary's earnings	3	(3)	92	7
	Net income attributable to stockholders	$70,511	$56,455	$224,887	$169,676
	Earnings per share: Basic	$0.81	$0.63	$2.56	$1.89
	Earnings per share: Diluted	$0.79	$0.62	$2.51	$1.87
	Shares outstanding: Basic	87,537	89,894	87,884	89,881
	Shares outstanding: Diluted	89,256	91,138	89,735	90,960

IDEXX Laboratories, Inc. and Subsidiaries Selected Operating Information(Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2017	2016	2017	2016
Operating Ratios	Gross profit	55.7%	55.0%	56.4%	55.1%
(as a percentage of revenue):	Sales, marketing, general and administrative expense	29.7%	29.6%	29.3%	29.5%
	Research and development expense	5.6%	5.7%	5.5%	5.7%
	Income from operations [1]	20.4%	19.7%	21.5%	20.0%

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries Segment Information Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		September 30,	Percent of	September 30,	Percent of
		2017	Revenue	2016	Revenue
Revenue:	CAG	$426,686		$385,288
	Water	31,030		27,862
	LPD	28,396		29,799
	Other	5,864		5,359
	Total	$491,976		$448,308

Gross Profit:	CAG	$234,766	55.0%	$208,205	54.0%
	Water	21,629	69.7%	19,211	69.0%
	LPD	14,656	51.6%	16,828	56.5%
	Other	3,612	61.6%	2,785	52.0%
	Unallocated Amounts	(661)	N/A	(299)	N/A
	Total	$274,002	55.7%	$246,730	55.0%

Income from Operations:	CAG	$89,271	20.9%	$77,493	20.1%
	Water	14,505	46.7%	12,442	44.7%
	LPD	902	3.2%	3,026	10.2%
	Other	2,114	36.1%	1,008	18.8%
	Unallocated Amounts	(6,379)	N/A	(5,510)	N/A
	Total	$100,413	20.4%	$88,459	19.7%

		Nine Months Ended		Nine Months Ended
		September 30,	Percent of	September 30,	Percent of
		2017	Revenue	2016	Revenue
Revenue:	CAG	$1,269,861		$1,143,150
	Water	85,531		79,243
	LPD	91,266		93,511
	Other	16,279		16,523
	Total	$1,462,937		$1,332,427

Gross Profit:	CAG	$705,922	55.6%	$618,968	54.1%
	Water	59,756	69.9%	54,697	69.0%
	LPD	51,183	56.1%	53,983	57.7%
	Other	8,226	50.5%	7,999	48.4%
	Unallocated Amounts	(179)	N/A	(837)	N/A
	Total	$824,908	56.4%	$734,810	55.1%

Income from Operations:	CAG	$277,857	21.9%	$229,858	20.1%
	Water	38,421	44.9%	34,864	44.0%
	LPD	9,880	10.8%	12,665	13.5%
	Other	3,275	20.1%	(749)	(4.5%)
	Unallocated Amounts	(14,213)	N/A	(10,224)	N/A
	Total	$315,220	21.5%	$266,414	20.0%

IDEXX Laboratories, Inc. and Subsidiaries Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets Amounts in thousands (Unaudited)

	Three Months Ended
					Percentage	Percentage	Organic
	September 30,	September 30,	Dollar	Percentage	Change from	Change from	Revenue
Net Revenue	2017	2016	Change	Change	Currency	Acquisitions	Growth [1]

CAG	$426,686	$385,288	$41,398	10.7%	0.9%	0.3%	9.6%
United States	280,651	258,208	22,443	8.7%	-	0.2%	8.5%
International	146,035	127,080	18,955	14.9%	2.8%	0.4%	11.8%
Water	31,030	27,862	3,168	11.4%	1.1%	-	10.3%
United States	14,972	13,980	992	7.1%	-	-	7.1%
International	16,058	13,882	2,176	15.7%	2.3%	-	13.4%
LPD	28,396	29,799	(1,403)	(4.7%)	1.8%	-	(6.5%)
United States	3,576	3,463	113	3.3%	-	-	3.3%
International	24,820	26,336	(1,516)	(5.8%)	2.0%	-	(7.8%)
Other	5,864	5,359	505	9.4%	0.4%	-	9.1%
Total Company	$491,976	$448,308	$43,668	9.7%	1.0%	0.2%	8.5%
United States	301,457	277,240	24,217	8.7%	-	0.2%	8.6%
International	190,519	171,068	19,451	11.4%	2.5%	0.3%	8.5%

	Three Months Ended
					Percentage	Percentage	Organic
	September 30,	September 30,	Dollar	Percentage	Change from	Change from	Revenue
Net CAG Revenue	2017	2016	Change	Change	Currency	Acquisitions	Growth [1]

CAG Diagnostics recurring revenue:	$364,937	$324,603	$40,334	12.4%	0.9%	0.2%	11.3%
IDEXX VetLab consumables	129,434	113,964	15,470	13.6%	1.1%	-	12.5%
Rapid assay products	50,924	48,720	2,204	4.5%	0.2%	-	4.3%
Reference laboratory diagnostic and consulting services	167,851	146,672	21,179	14.4%	1.1%	0.5%	12.8%
CAG Diagnostics services and accessories	16,728	15,247	1,481	9.7%	0.9%	-	8.8%
CAG Diagnostics capital – instruments	29,119	31,255	(2,136)	(6.8%)	0.9%	-	(7.7%)
Veterinary software, services and diagnostic imaging systems	32,630	29,430	3,200	10.9%	0.4%	0.9%	9.6%
Net CAG revenue	$426,686	$385,288	$41,398	10.7%	0.9%	0.3%	9.6%

[1] See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets Amounts in thousands (Unaudited)

	Nine Months Ended
					Percentage	Percentage	Organic
	September 30,	September 30,	Dollar	Percentage	Change from	Change from	Revenue
Net Revenue	2017	2016	Change	Change	Currency	Acquisitions	Growth [1]

CAG	$1,269,861	$1,143,150	$126,711	11.1%	(0.3%)	0.2%	11.2%
United States	846,968	766,625	80,343	10.5%	-	0.1%	10.4%
International	422,893	376,525	46,368	12.3%	(1.1%)	0.4%	13.0%
Water	85,531	79,243	6,288	7.9%	(0.4%)	-	8.3%
United States	42,357	40,359	1,998	5.0%	-	-	5.0%
International	43,174	38,884	4,290	11.0%	(0.8%)	-	11.8%
LPD	91,266	93,511	(2,245)	(2.4%)	-	-	(2.4%)
United States	10,493	9,965	528	5.3%	-	-	5.3%
International	80,773	83,546	(2,773)	(3.3%)	-	-	(3.3%)
Other	16,279	16,523	(244)	(1.5%)	-	-	(1.5%)
Total Company	$1,462,937	$1,332,427	$130,510	9.8%	(0.3%)	0.2%	9.9%
United States	905,765	821,937	83,828	10.2%	-	0.1%	10.1%
International	557,172	510,490	46,682	9.1%	(0.8%)	0.3%	9.7%

	Nine Months Ended
					Percentage	Percentage	Organic
	September 30,	September 30,	Dollar	Percentage	Change from	Change from	Revenue
Net CAG Revenue	2017	2016	Change	Change	Currency	Acquisitions	Growth [1]

CAG Diagnostics recurring revenue:	$1,091,936	$969,097	$122,839	12.7%	(0.4%)	0.2%	12.8%
IDEXX VetLab consumables	385,081	336,493	48,588	14.4%	(0.4%)	-	14.8%
Rapid assay products	159,085	147,583	11,502	7.8%	(0.2%)	-	8.0%
Reference laboratory diagnostic and consulting services	498,218	440,514	57,704	13.1%	(0.4%)	0.5%	13.0%
CAG Diagnostics services and accessories	49,552	44,507	5,045	11.3%	(0.5%)	-	11.8%
CAG Diagnostics capital – instruments	83,018	86,063	(3,045)	(3.5%)	(0.5%)	-	(3.1%)
Veterinary software, services and diagnostic imaging systems	94,907	87,990	6,917	7.9%	-	0.3%	7.5%
Net CAG revenue	$1,269,861	$1,143,150	$126,711	11.1%	(0.3%)	0.2%	11.2%

[1] See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries Condensed Consolidated Balance Sheet Amounts in thousands (Unaudited)

		September 30,	December 31,
		2017	2016
Assets:	Current Assets:
	Cash and cash equivalents	$169,019	$154,901
	Marketable securities	285,085	236,949
	Accounts receivable, net	228,159	204,494
	Inventories	176,749	158,034
	Other current assets	83,710	91,206
	Total current assets	942,722	845,584
	Property and equipment, net	367,513	357,422
	Other long-term assets, net	359,099	327,698
	Total assets	$1,669,334	$1,530,704

Liabilities and Stockholders'
Equity (Deficit):	Current Liabilities:
	Accounts payable	$60,583	$60,057
	Accrued liabilities	220,507	236,131
	Line of credit	686,250	611,000
	Deferred revenue	29,203	27,380
	Total current liabilities	996,543	934,568
	Long-term debt	604,149	593,110
	Other long-term liabilities, net	117,033	111,239
	Total long-term liabilities	721,182	704,349

	Total stockholders' equity (deficit)	(48,622)	(108,352)
	Noncontrolling interest	231	139
	Total stockholders' equity (deficit)	(48,391)	(108,213)
	Total liabilities and stockholders' equity (deficit)	$1,669,334	$1,530,704

IDEXX Laboratories, Inc. and Subsidiaries Select Balance Sheet Information (Unaudited)

		September 30,	June 30,	March 31,	December 31,	September 30,
		2017	2017	2017	2016	2016
Selected Balance Sheet Information:
	Days sales outstanding [1]	43.4	41.7	42.4	42.1	42.4
	Inventory turns [2]	1.9	2.0	1.9	2.0	1.8

[1] Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2] Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries Condensed Consolidated Statement of Cash Flows Amounts in thousands (Unaudited)

		Nine Months Ended
		September 30,	September 30,
		2017	2016
Operating:	Cash Flows from Operating Activities:
	Net income	$224,979	$169,683
	Non-cash charges	80,856	84,198
	Changes in assets and liabilities	(53,685)	(5,468)
	Tax benefit from share-based compensation arrangements	-	(10,225)
	Net cash provided by operating activities	252,150	238,188
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(54,370)	(49,956)
	Purchase of marketable securities	(269,798)	(178,829)
	Proceeds from the sale and maturities of marketable securities	224,816	152,277
	Acquisitions of intangible assets	(320)	-
	Acquisitions of businesses, net of cash acquired	(14,529)	-
	Net cash used by investing activities	(114,201)	(76,508)
Financing:	Cash Flows from Financing Activities:
	Borrowings (repayments) on revolving credit facilities, net	75,250	(85,000)
	Repurchases of common stock	(228,693)	(91,562)
	Debt issue costs	-	(57)
	Proceeds from exercises of stock options and employee stock purchase plans	31,314	28,815
	Shares withheld for statutory tax withholding on restricted stock	(7,829)	(3,732)
	Payment of acquisition-related contingent consideration	-	(3,633)
	Tax benefit from share-based compensation arrangements	-	10,225
	Net cash used by financing activities	(129,958)	(144,944)
	Net effect of changes in exchange rates on cash	6,127	4,342
	Net increase in cash and cash equivalents	14,118	21,078
	Cash and cash equivalents, beginning of period	154,901	128,994
	Cash and cash equivalents, end of period	$169,019	$150,072

IDEXX Laboratories, Inc. and Subsidiaries Free Cash Flow Amounts in thousands except per share data (Unaudited)

		Nine Months Ended
		September 30,	September 30,
		2017	2016
Free Cash Flow:	Net cash provided by operating activities	$252,150	$238,188
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	-	10,225
	Investing cash flows attributable to purchases of property and equipment	(54,370)	(49,956)
	Free cash flow [1]	$197,780	$198,457

[1] See Statements Regarding Non-GAAP Financial Measures, above.

IDEXX Laboratories, Inc. and Subsidiaries Common Stock Repurchases Amounts in thousands except per share data (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016
Shares repurchased in the open market	312	142	1,398	1,119
Shares acquired through employee surrender for statutory tax withholding	2	2	55	56
Total shares repurchased	314	144	1,453	1,175

Cost of shares repurchased in the open market	50,413	15,260	215,320	88,235
Cost of shares for employee surrenders	370	218	7,829	3,950
Total cost of shares	50,783	15,478	223,149	92,185

Average cost per share – open market repurchases	$161.57	$107.38	$153.99	$78.84
Average cost per share – employee surrenders	$155.14	$112.91	$142.15	$70.33
Average cost per share – total	$161.52	$107.46	$153.54	$78.43

Contact: Kerry Bennett, Investor Relations, 1-207-556-8155